EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul Susie
Chief Financial Officer &
Executive Vice President
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces the Repurchase of Its Outstanding TARP Warrant
From the U.S. Treasury

Annapolis, MD (December 21, 2017) – Severn Bancorp, Inc., (Nasdaq: SVBI) (the “Company”), parent company of Severn Savings Bank, FSB, today announced that it has completed the repurchase of a warrant held by the United States Department of Treasury. The 10-year warrant was issued on November 21, 2008, as part of the Company’s participation in the Treasury’s Capital Purchase Program (a part of the Troubled Asset Relief Program or TARP), and entitled the Treasury to purchase 556,976 shares of Severn Bancorp, Inc. common stock at an exercise price of $6.30 per share.

The warrant was repurchased by the Company pursuant to a letter of agreement between the Treasury and the Company for a total repurchase price of $520,000, or approximately $0.93 per warrant share. The repurchase price was based on the fair market value of the warrant as agreed upon by the Company and the Treasury.

Alan J. Hyatt, President and Chief Executive Officer said “The repurchase of the warrant at the agreed upon price underscores our continued commitment to increasing long-term value for our shareholders. The capital position of the Company continues to be strong and to significantly exceed the “well capitalized” thresholds established by regulators.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of $797.7 million and five branches located in Annapolis, Edgewater, Glen Burnie, and Severna Park, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.